Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports Second Quarter 2009 Results

Revenue and Earnings Growth Continue; EPS Climbs to $0.09

DENVER — July 28, 2009 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the second quarter ended June 30, 2009.  The Company reported second quarter 2009 revenue of $73.3 million, representing growth of 12.0% over the second quarter of 2008.  Revenue for the first six months of 2009 grew 10.7% to $144.0 million.  Revenue growth and gross margin expansion led to earnings per share of $0.09 in the second quarter of 2009, and $0.13 for the first six months of 2009.

Second Quarter Highlights

During the quarter, the Company:

•                  Continued to achieve double-digit revenue growth, increasing 12.0% compared to the second quarter of 2008, and 10.7% compared to the first six months of 2008.

•                  Expanded gross margins to 17.9% in the second quarter of 2009, the highest since 2005, from 15.2% in the first quarter of 2009 and 12.8% in the second quarter of 2008.

•                  Reported earnings of $0.09 per share and EBITDA margins of 8.2%, the highest in eleven quarters.

•                  Continued sales momentum by signing contracts with five new customers year-to-date for a total of over 700 seats, and winning add-on business from the existing customer base.

•                  Hired a new SVP of Sales with extensive industry experience.

•                  Entered into an expanded $15 million credit facility with UMB Bank.

•                  Reached an agreement for settlement of the outstanding shareholder lawsuit.

•                  Returned to the Russell 2000 Global Equity Index.

“We are extremely pleased with our second quarter results,” stated Larry Jones, StarTek President and CEO.  “The positive momentum that began with a strong first quarter continued, as the improvement in our core business progressed further.  Looking ahead, we plan to build on these accomplishments by expanding our delivery platform, improving utilization and gross margin, and investing in strategic initiatives that will position StarTek for sustained growth and profitability.”

Summary of Financial Results

StarTek reported second quarter 2009 revenue of $73.3 million, an increase of 12.0% compared to $65.5 million in the second quarter of 2008.  For the first six months of 2009, revenue totaled

$144.0 million, up 10.7% from the same period in 2008. The growth in revenue was fueled by our 2008 site expansion strategy, partially offset by the closure of three unprofitable locations.

Gross margin increased to 17.9% in the second quarter of 2009, compared to 15.2% in the first quarter of 2009 and 12.8% in the second quarter of 2008.  The growth compared to 2008 was the result of higher utilization in the U.S., improvements in U.S. to Canadian dollar foreign exchange rates, and the closing of under-performing sites.

SG&A expense increased to $10.9 million in the second quarter of 2009, compared to $9.7 million in the first quarter of 2009 and $10.2 million in the second quarter of 2008.  The increase compared to the first quarter of 2009 was due in part to $0.6 million of accrued expense associated with the proposed settlement of our outstanding shareholder lawsuit.

Operating income for the current quarter totaled $2.2 million, or 3.1% of revenue.  The Company reported net income of $0.09 per share in the current quarter, compared to a net loss of $0.31 per share in the second quarter of 2008.  Net income for the first six months of 2009 was $0.13 per share compared to a net loss of $0.33 per share in the first six months of 2008.  The current quarter and six month improvement was due to higher revenue and improved gross margins, as well as the absence of impairment and restructuring charges associated with site closures.

The Company’s cash position declined from $28.1 million at March 31, 2009 to $20.3 million at June 30, 2009, resulting primarily from the early pay-off of two equipment loans, which totaled $5.7 million, combined with the timing of accounts receivable collections.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).

Conference Call and Webcast Details

StarTek will host a conference call today, July 28, 2009, to discuss the second quarter 2009 financial results at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 800-510-9836 (or 617-614-3670 for international callers) and enter “83077602”.  You may also listen to the teleconference live via our website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on our website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading provider of high quality business process outsourcing services.   Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience.  These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology.  The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes.  Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities.  For more information visit the Company’s website at www.startek.com or contact us at 800-541-1130.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to unfavorable economic conditions, inability to renew or replace sources of capital funding, the value of the Company’s investment securities, reliance on two significant customers, consolidation of customers,  trend of communications companies to out-source non-core services, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel, lack of success of our clients’ products or services, the Company’s productivity and utilization, a pending securities suit, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, lack of a significant international presence, geopolitical military conditions, interruption to our business, and increasing costs of or interruptions in telephone and data services, a volatile stock price, compliance with Sarbanes-Oxley Act of 2002 requirements.  Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$73,290	$65,467	$144,001	$130,050
Cost of services	60,161	57,163	120,149	112,279
Gross profit	13,129	8,304	23,852	17,771
Selling, general and administrative expenses	10,889	10,227	20,581	20,317
Impairment losses and restructuring charges	—	5,500	6,437	5,608
Operating income (loss)	2,240	(7,423)	(3,166)	(8,154)
Net interest and other (expense) income	(103)	90	(178)	400
Income (loss) from continuing operations before income taxes	2,137	(7,333)	(3,344)	(7,754)
Income tax expense (benefit)	810	(2,745)	(683)	(2,763)
Net income (loss) from continuing operations	1,327	(4,588)	(2,661)	(4,991)
Income from discontinued operations, net of tax	—	69	4,640	141
Net income (loss)	$1,327	$(4,519)	$1,979	$(4,850)

Basic net income (loss) per share from:
Continuing operations	$0.09	$(0.31)	$(0.18)	$(0.34)
Discontinued operations	—	0.00	0.31	0.01
Net income (loss)	$0.09	$(0.31)	$0.13	$(0.33)

Diluted net income (loss) per share from:
Continuing operations	$0.09	$(0.31)	$(0.18)	$(0.34)
Discontinued operations	—	0.00	0.31	0.01
Net income (loss)	$0.09	$(0.31)	$0.13	$(0.33)

Weighted average shares outstanding
Basic	14,782	14,706	14,768	14,706
Diluted	14,812	14,706	14,779	14,706

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and investments	$20,325	$18,017
Trade accounts receivable	55,782	51,510
Other current assets	6,420	8,133
Total current assets	82,527	77,660

Property, plant and equipment, net	55,556	59,608
Other assets	8,868	9,596
Total assets	$146,951	$146,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$25,749	$26,796
Current portion of long-term debt	—	3,295
Total current liabilities	25,749	30,091

Long-term debt, less current portion	—	3,199
Other liabilities	8,959	6,555
Total liabilities	34,708	39,845
Stockholders’ equity	112,243	107,019
Total liabilities and stockholders’ equity	$146,951	$146,864

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating Activities
Net income (loss)	$1,327	$(4,519)	$1,979	$(4,850)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,787	4,685	7,798	9,085
Impairment losses	—	4,070	1,756	4,070
Non-cash compensation cost	472	241	937	614
Other, net	2	16	(1)	16
Changes in operating assets & liabilities and other, net	(3,919)	8,084	(5,945)	658
Net cash provided by operating activities	1,669	12,577	6,524	9,593
Investing Activities
Proceeds from (purchases of) investments available for sale, net	1,491	(760)	8,021	(1,430)
Purchases of property, plant and equipment	(3,796)	(8,787)	(5,032)	(12,733)
Proceeds from the sale of discontinued operations	—	—	7,075	—
Net cash (used in) provided by investing activities	(2,305)	(9,547)	10,064	(14,163)
Financing Activities
Payments on borrowings	(6,054)	(2,543)	(6,855)	(2,179)
Other financing, net	(23)	(14)	13	(25)
Net cash used in financing activities	(6,077)	(2,557)	(6,842)	(2,204)
Effect of exchange rate changes on cash	444	(140)	501	(570)
Net (decrease) increase in cash and cash equivalents	(6,269)	333	10,247	(7,344)
Cash and cash equivalents (not including investments) at beginning of period	26,096	15,349	9,580	23,026
Cash and cash equivalents (not including investments) at end of period	$19,827	$15,682	$19,827	$15,682

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(unaudited)

The information presented in this press release reports EBITDA, which we define as operating income plus impairment losses, restructuring charges and depreciation expense.  The following table provides a reconciliation of EBITDA to operating income calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of the above mentioned items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

EBITDA:

Three Months Ended
June 30, 2009
Operating income	$2,240
Impairment losses and restructuring charges	—
Depreciation expense	3,787
EBITDA	$6,027

Revenue	$73,290

EBITDA as a % of Revenue	8.2%